EXHIBIT 3.7

                            CERTIFICATE OF CORRECTION

                          OF CERTIFICATE OF DESIGNATION

                                       OF

                          CELEBRITY ENTERTAINMENT, INC.


      Celebrity Entertainment, Inc., a Delaware corporation (this "Corporation"), hereby certifies, in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, that the second paragraph of section FOURTH of the Corporation's Certificate of Designation filed on January 18, 1994 with respect to Class A Convertible 8% Preferred Stock contained a sentence which should have been omitted but was erroneously included, and which conflicts with the Corporation's Certificate of Incorporation. The first two paragraphs of section FOURTH of such Certificate of Designation should read as follows:

            FOURTH.     The total number of shares of stock which the
      corporation shall have authority to issue is 27,000,000 shares, which shall be divided into classes as follows: (i) 25,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

            The Preferred Stock shall have such other designations, preferences, and such relative, participating, optional or other special rights as may be fixed by the corporation's Board of Directors, with such qualifications, limitations or restrictions of such preferences or rights as shall be stated and expressed in this paragraph Fourth or in the resolution or resolutions as may be adopted from time to time by the Board of Directors in accordance with the laws of the State of Delaware.



      IN WITNESS WHEREOF, Celebrity Entertainment, Inc. has caused this Certificate of Correction to be executed by its Vice President, effective as of the 30th day of June, 1995.


                                          CELEBRITY ENTERTAINMENT, INC.


                                          By: /s/ J. William Metzger
                                                J. William Metzger, Vice
                                                 President